EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Receives Notice from the NYSE MKT

Coeur d’Alene, Idaho – May 23, 2014 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it has received notice from the NYSE MKT LLC (the “Exchange”) that due to the Exchange’s determination that the Company’s securities have been selling for a low price per share for a substantial period of time, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock within a reasonable period of time, which the Exchange has determined to be no later than November 19, 2014.

The Exchange did acknowledge in its notification letter that the Company has disclosed its intention to seek shareholder approval for a reverse stock split of its common stock in connection with the Company’s proposed acquisition of Wolfpack Gold (Nevada) Corp.(“Wolfpack US”).  The acquisition of Wolfpack US is expected to close early in July 2014.  The reverse stock split contemplated as part of the arrangement to acquire Wolfpack US is expected to alleviate the concerns of the Exchange within a reasonable period of time.

Paul Dircksen, Timberline’s President & CEO, commented, “This notification letter from the Exchange was not entirely unexpected due to the prolonged low trading price of our stock.  We view our listing on the Exchange as an important asset, and remaining listed on the Exchange is one of our primary objectives in the acquisition of Wolfpack US.  We believe that in addition to Timberline remaining listed on a respected national exchange, a higher trading price will provide our shareholders with enhanced liquidity and will lead to increased interest from institutional investors and investment funds.”

The exchange ratio and timing of the reverse stock split of the Company’s shares of common stock is to be determined by the Board of Directors of Timberline.  The reverse stock split remains subject to approval of the stockholders of Timberline and all necessary regulatory and stock exchange approvals.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the Company’s expected acquisition of Wolfpack US, the Company’s reverse stock split including the exchange ratio and timing, shareholder and regulatory approval of the reverse stock split, expected benefits of the reverse stock split, as well as the expectation that the reverse stock split will alleviate the concerns of the Exchange within a reasonable amount of time . When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the acquisition of Wolfpack US, risks related to obtaining shareholder and regulatory approvals, market risks, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Additional Information and Where to Find It

In connection with Timberline’s solicitation of proxies with respect to the meeting of shareholders of Timberline to be called with respect to the proposed arrangement with Wolfpack, Timberline will file a proxy statement with the Securities and Exchange Commission (the “SEC”).

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  Shareholders of Timberline will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Timberline Resources Corporation, 101 E. Lakeside, Coeur d’Alene, Idaho 83814 or (208) 664-4859, or from Timberline’s website, www.timberline-resources.com.

None of the securities anticipated to be issued pursuant to the arrangement with Wolfpack have been or will be registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws, and are anticipated to be issued in reliance upon available exemptions from such registration requirements under Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

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